HEALTHCARE INTEGRATED SERVICES, INC.
                                          Shrewsbury Executive Center II
                                                 1040 Broad Street
                                               Shrewsbury, NJ 07702

                                                          September 26, 2000

MedicalEdge Technologies, Inc.
18 West 18th Street
10th floor
New York, NY 10011

                                    Re:  Proposed Merger

Gentlemen:

         This letter confirms the understanding of HealthCare Integrated Services, Inc., a Delaware corporation ("HII"), and MedicalEdge Technologies, Inc., a Delaware corporation ("ME"), with respect to the proposed merger of ME and a wholly-owned subsidiary of HII (the "Merger").

         This letter contains only a general summary of the terms of the Merger and, except as expressly provided in Sections 4, 5, 6, 7, 8, 9, 10, 12 and 14 below, is not intended to be a binding agreement or an agreement to agree. The definitive terms of the Merger will be contained in a formal and binding agreement and plan of merger between ME and a wholly-owned subsidiary of HII (the "Merger Agreement"), which will contain such representations, warranties, covenants, indemnifications and other provisions as are acceptable to the parties in their sole discretion.

         1. Structure of the Transaction. The terms of the proposed transaction are as follows:

                  (a) Merger. At the effective time of the Merger (the "Effective Time"), ME will merge with and into a wholly-owned subsidiary of HII ("Newco"), with ME surviving the Merger. At the Effective Time, all ownership interests in ME then issued and outstanding will be converted into the right to receive shares of HII common stock. The number of shares of HII common stock to be issued to the ME owners in the Merger will equal, in the aggregate, 72% of the issued and outstanding shares of HII common stock immediately after the Merger (on a fully-diluted basis, including, without limitation, those securities described in Section 3(b) below. The Merger is intended to qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code").

     (b) Transaction Steps. The parties anticipate the transaction will involve the following principal steps:


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(i)   Negotiation of Merger Agreement.  Promptly after the execution of this letter, the parties will negotiate the terms of the Merger Agreement.

(ii) Due Diligence Investigation. During the period that the parties are negotiating the terms of the Merger Agreement, in accordance with Sections 4, 5 and 10 below, the parties will undertake due diligence investigations of each other.

 (iii) Preparation of Proxy Statement/Prospectus. Following the execution of the Merger Agreement, HII will prepare, with the assistance of ME, a proxy statement/prospectus on Form S-4 to be filed with the Securities and Exchange Commission in order to (A) solicit the approval of the HII stockholders to the Merger, (B) solicit the approval of the HII stockholders to the sale of the Diagnostic Imaging Business, as described in clause (iv) below, and (C) register the offer and sale of the shares of HII common stock to the ME owners in the Merger. Such proxy statement/prospectus also may solicit stockholder approval of the issuance of securities by HII prior to the Effective Time in connection with the Beran acquisition consummated in October 1998 and the Jersey Integrated merger (substantially in accordance with the term sheet/letter of intent attached hereto as Exhibits A-1 and A-2), to the extent that stockholder approval of such matters has not previously been obtained.

(iv) Disposition of Diagnostic Imaging Business. Prior to the Effective Time, HII will dispose of (including, without limitation, by way of spin-off or otherwise) the assets and liabilities relating to its diagnostic imaging operations (the "Diagnostic Imaging Business"), including, without limitation, its membership interests in HIS Imaging LLC and Atlantic Imaging Group, LLC, all on terms and conditions subject to the prior written approval of ME (which approval shall not be unreasonably withheld or delayed, i.e., ME shall inform HII within three business days of its receipt of the terms and conditions if it approves or rejects such terms and conditions, in whole or in part). Subsequent to the divestiture, HII will not be a guarantor or have any other liabilities or obligations with respect to the Diagnostic Imaging Business, other than minimal transitional agreements relating to administrative services and certain common insurance and benefit plans. HII will use its reasonable best efforts to periodically update ME as to its negotiations with respect to the disposition of the Diagnostic Imaging Business and provide ME with a copy of any documents it may execute in connection therewith.

(v) Merger. At the Effective Time, ME will merge with and into Newco, with ME surviving the Merger, and the ME owners will receive those shares of HII common stock described in Section 1 above. Concurrently with the Effective Time, HII will change its name to "MedicalEdge Technologies, Inc." Notwithstanding anything contained herein to the contrary, in its discretion, but subject to the prior written approval of ME, (which approval shall not be unreasonably withheld or delayed, i.e., ME shall inform HII within three business days of its receipt of the terms and conditions if it approves or rejects such terms and conditions, in whole or




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in part) HII may  restructure  the  transaction  prior to the Effective  Time by effecting a spin-off in a public distribution of its physician practice management operations and ME would then merge with and into such new public entity, or, in the alternative, a spin-off of its imaging operations.

         2.       Additional Agreements.

                  (a) HII Stock Options. Immediately prior to the Effective Time, all outstanding options to purchase shares of common stock of HII (including all stock options held by directors, officers, employees, and consultants of HII) shall become vested and immediately exercisable.

                  (b) Lock-Up Agreement. Except as contemplated by the Jersey Integrated merger agreements, the shares of HII common stock held by Elliott H. Vernon, Manmohan Patel, the other directors and executive officers of HII immediately prior to the Effective Time, and Jersey Integrated HealthPractice, Inc., and each of their affiliates, and the shares of HII common stock to be issued to the ME owners in the Merger will be subject to a six-month lock-up from the Effective Time to be described in the Merger Agreement.

                  (c) Voting Commitment. Concurrent with the execution of the Merger Agreement, Elliott H. Vernon and Manmohan Patel will enter into an agreement with ME pursuant to which they will agree to vote all of their shares of the common stock of HII in favor of the transactions contemplated by the Merger Agreement.

         3.       Closing Conditions.

                  (a) The obligation of HII and Newco to consummate the transactions contemplated by the Merger Agreement will be subject to customary conditions including the following: (i) the receipt by HII of an opinion from an investment banking firm to the effect that the Merger and the disposition of the Diagnostic Imaging Business is fair to HII and its stockholders from a financial point of view, (ii) the receipt of approval of the Merger and the disposition of the Diagnostic Imaging Business from HII stockholders owning a majority of the issued and outstanding shares of HII common stock, and (iii) no material adverse change in the business or prospects (financial, market or otherwise) of ME shall have occurred between the execution of this letter and the Effective Time.

                  (b) The obligation of ME to consummate the transactions contemplated by the Merger Agreement will be subject to customary conditions including the following: (i) no material adverse change in the business or prospects (financial, market or otherwise) of HII shall have occurred between the execution of this letter and the Effective Time, and after the effective date of this letter HII shall not issue any additional securities or engage in any equity financing without




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the prior written  approval of ME (except (A) in connection with the exercise of currently outstanding options, warrants or convertible preferred stock, (B) for options to certain officers, directors, employees and consultants in connection with HII's operations after the Effective Time and (C) except as otherwise contemplated by Sections 8 and 12 below), (ii) the listing of the shares of HII common stock to be issued to the ME owners in the Merger on The American Stock Exchange, (iii) the receipt of an opinion of counsel to ME to the effect that the Merger qualifies as a tax-free reorganization under the Code, (iv) the only class of outstanding stock of HII at the Effective Time being the class of common stock of HII issued to ME in the Merger (other than the shares of preferred stock to be issued in the Jersey Integrated merger), (v) all of HII's stockholders (other than ME) shall hold in the aggregate 28% of the issued and outstanding shares of HII common stock immediately after the Merger (on a fully-diluted basis), including those securities issued in accordance with clause (i) above, and (vi) HII will have at least $500,000 in cash.

         4. Due  Diligence  Investigation  by HII.

     From the execution of this letter and pending the execution and delivery of the Merger Agreement (but subject to the execution by HII of the Confidentiality Agreement described in Section 10 below), HII will be permitted to make a full and complete investigation of the business and condition of ME. In connection therewith, it is understood that, pending the execution of the Merger Agreement, HII and its directors, officers, employees, agents, attorneys, accountants and other representatives (upon reasonable prior notice and during normal business hours) will have full access to the employees and financial, legal (subject to legal privilege) and other representatives of ME with knowledge of ME's business and operations (which persons will be instructed by ME to make full and candid disclosure (subject to legal privilege) of all information reasonably requested), and to the books, records and properties relating to ME's business and operations. HII will use its best efforts not to unreasonably disrupt ME's operations or impinge upon the time of ME's employees.

         5. Due Diligence Investigation by ME.

     From the execution of this letter and pending the execution and delivery of the Merger Agreement (but subject to the execution of the Confidentiality Agreement by ME described in Section 10 below), ME will be permitted to make a full and complete investigation of the business and condition of HII. In connection therewith, it is understood that, pending the execution of the Merger Agreement, ME and its directors, officers, employees, agents, attorneys, accountants and other representatives (upon reasonable prior notice and during normal business hours) will have full access to the employees and financial, legal (subject to legal privilege) and other representatives of HII with knowledge of HII's business and operations (which persons will be instructed by HII to make full and candid disclosure (subject to legal privilege) of all information reasonably requested), and to the books, records and properties relating to HII's business and operations. ME will use its best efforts not to unreasonably disrupt HII's operations or impinge upon the time of HII's employees.

        6. Fees and Expenses.

Except as expressly provided in Section 9 below, each party



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will pay their own costs and expenses,  including  accounting and legal fees and any brokerage fees, commissions or finder's fees incurred by such party, in connection with the Merger and the other transactions contemplated by this letter (without any right of reimbursement from the other party and regardless of whether or not the Merger is consummated). Each party (the "Indemnifying Party") will indemnify and hold the other party hereto harmless from any loss, liability or expense (including, without limitation, reasonable attorney's fees) arising from any claims made by any broker or finder engaged (or who claims it was engaged) by the Indemnifying Party.

         7.  Public  Announcements.

     Each party agrees not to issue any press release or make any other statement (whether to its employees or otherwise, except as contemplated by the Confidentiality Agreement) or disclosure with respect to this letter and the transactions contemplated hereby without obtaining the prior written approval of the other party hereto (which approval shall not be unreasonably withheld). Nothing contained herein shall prevent any party at any time from furnishing any required information to any governmental agency or authority or from issuing any press release or making any other statement or disclosure with respect to this letter and the transactions contemplated hereby (after consulting with the other parties hereto) if required by law or the requirements of any regulatory agency.

         8.       Exclusive Dealing.

                  From the execution of this letter and pending the execution and delivery of the Merger Agreement (but in any event expiring 30 days after the execution of this letter), each of HII (other than as contemplated hereby) and ME (other than as contemplated hereby) agrees that it: (a) shall conduct its business diligently, in good faith and in the ordinary course of business consistent with prior practice; (b) shall not issue or sell, or agree to issue or sell, any of its securities or options, warrants or other rights to purchase such securities, except under its employee benefit plans or otherwise to its directors, officers, employees and consultants, and except for shares issued upon exercise of options, warrants and other convertible securities currently outstanding; (c) shall not enter into any agreement (written or oral) or transaction (i) not in the ordinary course of business, (ii) involving consideration in excess of $50,000 (other than inventory acquisitions and dispositions in the ordinary course) or (iii) for the sale or acquisition or lease of any material assets.

                  In addition, from the execution of this letter and pending the execution and delivery of the Merger Agreement (but in any event expiring 30 days after the execution of this letter), each of HII (other than with respect to the Diagnostic Imaging Business) and ME agrees that it will not (and will exert reasonable efforts to insure that its directors, officers, employees, representatives, agents or stockholders will not), directly or indirectly, solicit or initiate any discussions or negotiations with, participate in any negotiations with, provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort or attempt by, any corporation, partnership, person or other entity or group, other than the other party hereto and its directors, officers, employees, representatives and agents, concerning any merger, sale of substantial assets, sale of shares of capital stock or similar transaction involving such party. Such party will promptly advise the other party of any proposal or inquiry made to it or any of its directors, officers, employees, representatives, agents or stockholders with respect to any of the foregoing transactions.

                  Notwithstanding the foregoing, nothing contained herein shall preclude any actions that may be taken by HII, subject to the approval of ME, not to be unreasonably withheld or delayed, in respect of (i) its acquisition of Jersey Integrated HealthPractice, Inc. in the manner set forth in Paragraph 1(b) above; (ii) the offer and sale of HII securities to the Aries Fund or any affiliate thereof, substantially in accordance with the term sheet attached hereto as Exhibit B, or another financing source on terms and conditions reasonably acceptable to ME; and (iii) the disposition of the Diagnostic Imaging Business, in the manner set forth in Paragraph 1(b) above.

         9. Loan.

     HII agrees to loan (the "Loan") $500,000 to International Commerce Exchange Systems, Inc. ("ICES") upon execution of this letter. The Loan will be evidenced by a promissory note of ICES to HII, which note will bear interest at the prime rate charged by Citibank, N.A. on the date of the execution of this letter. Subject to the proviso at the end of this sentence, the proceeds of the Loan will be used for the development of the business, products and services to be operated/owned/provided by the surviving company after the Merger; provided, however, that to the extent that any such proceeds are expended on behalf of or are otherwise advanced, distributed or disbursed to any affiliate of ME or ICES (other than ME) or any securityholder of ME, ICES or any such affiliate then, no later than and as a condition to consummation of the Merger, all such funds shall be paid to ME, such that upon the Effective Time ME has all such funds in its accounts. The outstanding principal and accrued interest of the Loan will be payable in full in cash on or prior to the earlier of (i) the 30th day after the Effective Time and (ii) the 180th day after the execution of this letter; provided that if the Merger has not been consummated prior to such 180th day and
(A) ME is using its reasonable efforts in good faith to close the Merger Agreement, and (B) the Merger is not consummated as a consequence of (x) HII deciding not to proceed with a transaction based substantially upon the same terms, conditions and purchase price contemplated herein, (y) HII breaching the provisions of this letter or of the Merger Agreement, or (z) HII failing to use its reasonable efforts in good faith to negotiate the terms of the Merger Agreement, then in lieu of repayment of such principal and accrued interest in cash, HII shall be issued shares (the "ICES Shares") of class A common stock of ICES having an aggregate value equal to such repayment amount based on an ICES pre-money fixed valuation of $500 million. In addition, if the Merger has not been consummated prior to the 180th day after the execution of this letter and
(A) HII is using its reasonable efforts in good faith to close the Merger Agreement, and (B) the Merger is not consummated as a consequence of (x) ME deciding not to proceed with a transaction based substantially upon the same terms, conditions and purchase price contemplated herein, (y) ME breaching the provisions of this letter or of the Merger Agreement, or (z) ME failing to use its reasonable efforts in good faith to negotiate the terms of the Merger Agreement, including failing to include the put provisions described in Section 13 below, then on such date (1) HII shall have the option, upon written notice to ICES, to receive either repayment of the Loan in full in cash or the ICES Shares at the valuation set forth above and (2) ME shall reimburse HII its actual out-of-pocket expenses incurred in connection with the Merger, up to an aggregate of $200,000, of which up to $100,000 of such reimbursement shall consist of cash and up to $100,000 shall consist of ICES Shares at the valuation set forth above.

                  HII shall be entitled to such piggyback registration rights with respect to the ICES Shares that have been granted by ICES to any purchaser of ICES class A common stock as of the date hereof, or as are granted to any purchaser of ICES class A common stock from the date hereof through the date of issuance of the ICES Shares, subject to customary underwriter cutbacks, including the priority of holders of demand registration rights and significant stockholders of ICES.

     10.  Confidentiality.

     The parties agree to execute, and be bound by the terms of, the Confidentiality Agreement in the form attached to this letter (the "Confidentiality Agreement"). Any termination or expiration of this letter shall not affect the parties' obligations under such Confidentiality Agreement.

         11.  Voting  Agreement.

     Subject to the provisions of the Jersey Integrated merger agreements, it is understood that as a condition to the Merger Agreement for at least (i) one year from the Effective Time, the post-merger Board of Directors of HII and the surviving company shall consist of seven directors, four of whom shall be designated by ME and three of whom shall be designated by HII prior to the Effective Time and (ii) three years from the Effective Time both of Elliott Vernon and Manmohan Patel shall be members of the post-merger Board of Directors of HII. The parties hereto agree to vote the shares of the common stock of Newco controlled by them in favor of such appointees.

         12.  HII  Stock  Being  Delivered  Herewith.

     Simultaneously with the execution and delivery hereof, HII is delivering a stock certificate to ME representing 100 shares of fully-paid and nonassessable preferred stock of HII (the "Preferred Stock") automatically convertible at the Effective Time into 100,000 shares of Common Stock (the "Pre-Closing Shares"). At the Effective Time, the Pre-Closing Shares shall constitute a portion of the 72% of the HII shares to be issued to the ME owners at the Effective Time. In the event the Merger is not consummated for any reason prior to the nine-month anniversary of the execution of this letter (the "Exercise Date"), other than
(x) ME deciding not to proceed with a transaction based substantially upon the same terms, conditions and purchase price contemplated herein, (y) ME breaching the provisions of this letter or of the Merger Agreement, or (z) ME failing to use its reasonable efforts in good faith to negotiate the terms of the Merger Agreement, including failing to include the put provisions described in Section 13 below, then ME shall have the option to require HII to




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repurchase  all, but not less than all, of the  Preferred  Stock  (which  shares shall be free and clear of all liens, charges and encumbrances). In exchange for the Preferred Stock, HII shall deliver to ME (as HII shall determine in its sole discretion) either (1) a cash amount equal to 100,000 (the "Multiplier Number") multiplied by the average per share closing sales price of the HII common stock for the 20 consecutive trading days prior to the Exercise Date or (2) up to 100,000 shares of common stock of HII. In the event that HII determines, in its sole discretion, to deliver less than 100,000 shares of common stock, then in addition to such shares of common stock ME also shall be entitled to a cash amount equal to (A) the difference between the Multiplier Number and such number of shares which HII delivers multiplied by (B) the average per share closing sales price of the HII common stock for the 20 consecutive trading days prior to the Exercise Date. Written notice to HII (the "Notice") of ME's exercise of this put right shall be given to HII within 20 days after the Exercise Date, and the closing of such repurchase shall be specified in the Notice and shall take place at the principal offices of HII no earlier than 30 days nor later than 60 days after the date of the Notice. If HII is to deliver all or a portion of the repurchase price in cash but is financially or legally unable to fully pay such repurchase price in cash, then one-half of such repurchase price shall be paid in cash and one-half of such repurchase price shall be payable by delivery by HII of a promissory note in such amount bearing interest at the rate of 9% per annum, with principal and interest payable in full on the first anniversary of the date of the Notice.

         13. Put.

     In the event that the average per share closing sales price of the HII common stock for the 20 consecutive trading days prior to the first anniversary of the Effective Time is not equal to $2.50 or more, each stockholder of HII as of the execution date of this letter shall have the right (the "Put Right"), upon written notice (the "Put Exercise Notice") to HII within 30 days after such anniversary date, to require HII to purchase, in whole or in part, the shares of HII common stock it owned as of such execution date and which it still owns as of such anniversary date, for a per share purchase price of $2.50 (the "Put Price"). Subject to applicable law, HII shall purchase such shares at the Put Price within 90 calendar days after receipt by the Company of the Put Exercise Notice. If HII is financially unable to pay all of the Put Price in cash, then the Put Price may be payable by delivery of an HII promissory note bearing interest at the rate of 9% per annum, with principal and interest payable in full on the first anniversary of the date of the Put Exercise Notice.

     14.  Miscellaneous.

     This letter may be signed in one or more counterparts, each of which will be considered an original and all of which will constitute the same document. This letter will be governed by the laws of New York without regard to its principles of conflicts of laws. Neither party may assign any of its rights or obligations hereunder.

         This letter, when executed by the parties hereto, shall form the basis upon which we shall mutually endeavor, promptly and in good faith, to consummate the Merger along the lines described above; and, except as provided in Sections 4, 5, 6, 7, 8, 9, 10, 12 and 14 of this letter, this letter is not intended to, and shall not, create any binding commitment by, or right in favor of,




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either party with respect to the Merger and the other transactions  contemplated hereby. If you have any questions concerning this letter, please contact me at your earliest convenience.

         If the foregoing accurately describes our understanding, please so indicate by signing and returning the enclosed copy of this letter to me.

                                HEALTHCARE INTEGRATED SERVICES, INC.


                                By:      /s/ Elliott H. Vernon
                                         ---------------------
                                Name:    Elliott H. Vernon
                                Title:   Chairman and Chief Executive Officer


Accepted and agreed to as of the date set forth above:

MEDICALEDGE TECHNOLOGIES, INC.


By:    /s/ Henry Kauftheil
       -------------------
Name:  Henry Kauftheil
Title: Chairman


Accepted and agreed to as of the date set forth above as to Section 9 only:

INTERNATIONAL COMMERCE EXCHANGE SYSTEMS, INC.


By:    /s/ Henry Kauftheil
Name:  Henry Kauftheil
Title: Chairman